PROTECTIVE LIFE INSURANCE COMPANY
2801 Highway 280 South
Birmingham, Alabama 35223

ENDORSEMENT

The Contract to which this Endorsement is attached is amended as of its Contract Date as follows:

SECTION: DEFINITIONS

1.	The definition entitled “Beneficiary” is deleted in its entirety and a new definition is inserted in lieu thereof to read as follows:

BENEFICIARY -	PRIMARY: The person named to receive the Death Benefit under this Contract upon the death of any Owner. Upon the death of any Owner, the surviving Owner, if any, will be the Beneficiary.
CONTINGENT: The person named to receive the Death Benefit if the Primary Beneficiary is not living at any Owner’s death.
IRREVOCABLE: One whose consent is necessary to change the Beneficiary or exercise certain other rights.

2.	The provision entitled “Surrender Charges” is deleted in its entirety and is replaced by the following:

A Surrender Charge, if applicable, is deducted from any Sub-Account Value from which a full or partial surrender is made prior to the end of an Initial or Subsequent Guaranteed Period. The Surrender Charge is calculated as six months of interest on the amount withdrawn from a Sub-Account Value. Provided, however, the Surrender Charge for all full and partial surrenders made during an Initial or Subsequent Guaranteed Period shall not exceed in the aggregate a total of six months’ interest on the amount of (1) the Annuity Deposit originally allocated to the Sub-Accounts(s) from which the full or partial surrender is made during an Initial Guaranteed Period; or (2) the Sub-Account Value(s) originally transferred to a Subsequent Guaranteed Period from which the full or partial surrender is made during a Subsequent Guaranteed Period.

SECTION: GENERAL PROVISIONS

3.	The provision entitled “Annuity Commencement Date Changes” is deleted in its entirety and a new provision entitled “Annuity Commencement Date” is inserted in lieu thereof to read as follows:

The Annuity Commencement Date: (1) cannot be before the end of any Guaranteed Period; and (2) must be on or before the Annuitant’s 85th birthday or the date specified on the Schedule. Upon notification in Writing, you may change the Annuity Commencement Date. Notification must be received at least 30 days before the proposed Annuity Commencement Date. Any request for extension of the maximum Annuity Commencement Date must be approved by the Home Office.

SECTION: CONTROL PROVISIONS

4.	A new provision entitled “Annuitant” is added to the Control Provisions section as follows:

ANNUITANT – The Annuitant may be changed prior to the Annuity Commencement Date provided such change is made in Writing on a form acceptable to us. Once it is received and acknowledged at our Home Office, any change will relate back to and take effect on the date the request was signed. If the Annuitant dies prior to the Annuity Commencement Date, the Owner first named on the application shall become the Annuitant, unless otherwise designated.

5.	The second sentence of the provision entitled “Beneficiary” is deleted and a new sentence is inserted in lieu thereof to read as follows:

You may change the Beneficiary at any time.

6.	The first sentence of the provision entitled “Control” is deleted and a new sentence is inserted in lieu thereof to read as follows:

You may assign the Contract; surrender the Contract; amend or modify the Contract with our consent, exercise, receive and enjoy every other right and benefit contained in the Contract.

7.	The provision entitled “Death of Annuitant or Owner” is deleted in its entirety and a new provision is inserted in lieu thereof to read as follows:

Death of Annuitant – If the Annuitant is other than the Owner and the Annuitant dies prior to the Annuity Commencement Date, the Owner first named on the application shall become the Annuitant, unless otherwise designated.

Death of Owner – If any Owner dies before the Annuity Commencement Date, the Death Benefit will be paid to the surviving Owner, if any. If there is no surviving Owner, the Death Benefit will be paid to the Beneficiary named by the Owner.

IPD 2007

If no Beneficiary designation is in effect or if there is no designated Beneficiary living, the Death Benefit will be paid to the estate of the deceased Owner.

If any Owner is not an individual, the death or change of the Annuitant will be treated as the death of an Owner.

8.	The provision entitled “Death Benefit” is deleted in its entirety and a new provision is inserted in lieu thereof to read as follows:

If any Owner dies prior to the Annuity Commencement Date, a guaranteed Death Benefit will be payable to the Beneficiary. The guaranteed Death Benefit will be calculated as of the date of death. The guaranteed Death Benefit during an Initial or Subsequent Guaranteed Period will equal the Account Value.

If applicable, the guaranteed Death Benefit payable for all Guaranteed Periods will be totalled to obtain the guaranteed DeathBenefit payable.

The guaranteed Death Benefit may be taken in one sum immediately or the entire Account Value must be distributed within five years of the date of death unless:

(a)	it is payable over the life of the designated Beneficiary with distributions beginning with one year of the date of death; or

(b)	it is payable over a period not extending beyond the life expectancy of the designated Beneficiary with distributions beginning within one year of the date of death; or

(c)	if the deceased Owner’s spouse is the designated Beneficiary, that spouse may elect to continue this Certificate and become the new Owner.

The Beneficiary will have 60 days from the date of death to exercise their right to the guaranteed Death Benefit without incurring a Surrender Charge or Market Value Adjustment.

9.	The second paragraph of the provision entitled “Surrenders – Termination” is hereby deleted in its entirety and a new paragraph is inserted in lieu thereof to read as follows:

A Surrender Charge, if applicable, will be applied to a full or partial surrender requested prior to the end of a Guaranteed Period. The Surrender Charge is calculated as six months of interest on the amount withdrawn from a Sub-Account Value. Provided, however, the Surrender Charge for all full and partial surrenders made during an Initial or Subsequent Guaranteed Period shall not exceed in the aggregate a total of six months’ interest on the amount of (1) the Annuity Deposit originally allocated to the Sub-Account(s) from which the full or partial surrender is made during an Initial Guaranteed Period; or (2) the Sub-Account Value(s) originally transferred to a Subsequent Guaranteed Period from which the full or partial surrender is made during a Subsequent Guaranteed Period. Such interest will be computed at the same interest rate we are crediting the Sub-Account from which the full or partial surrender is made. A Surrender Charge will apply during the first seven years of all Initial Guaranteed Periods. A Surrender Charge will also apply during the first seven years of all Subsequent Guaranteed Periods. A Surrender Charge will not be deducted after the first seven years of each Initial and Subsequent Guaranteed Periods with a duration greater than seven years.

ANNUITY OPTIONS

10.	The fifth paragraph of the provision entitled “Annuity Benefit” is deleted in its entirety and a new paragraph is inserted in lieu thereof to read as follows:

If any Owner dies on or after the Annuity Commencement Date, the Beneficiary will become the new Owner. If any Owner or Annuitant dies on or after the Annuity Commencement Date and before all of the benefits under the Annuity Option selected have been paid, any remaining portion of such benefits will be paid out at least as fast as under the Annuity Option being used when the Owner or Annuitant died.

IPD 2007